Exhibit 23.1.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 25, 2012, with respect to the financial statements of ATEL Growth Capital Fund 8, LLC as of December 31, 2011 and for the period of December 8, 2011 (date of inception) through December 31, 2011, included in the Registration Statement (Pre-Effective Amendment No. 4 to Form S-1, No. 333-178629) and Prospectus of ATEL Growth Capital Fund 8, LLC for the registration of 7,500,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California

August 10, 2012